Exhibit 3.1.10

CERTIFICATE OF INCORPORATION

OF

UBIQUITY SOFTWARE CORPORATION

* * * * *

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and certify as follows:

ARTICLE I

The name of the corporation is Ubiquity Software Corporation.

ARTICLE II

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

ARTICLE V

The name and mailing address of the incorporator is Jack Welch, 10 East 50th Street, 28th Floor, New York, New York 10022.

ARTICLE VI

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, are as follows:

NAME	MAILING ADDRESS
Simon John Gibson	Ubiquity House
Langstone Park
Newport NP18 2LH
South Wales
United Kingdom

Michael Doyle	Ubiquity House
Langstone Park
Newport NP18 2LH
South Wales
United Kingdom

ARTICLE VII

Elections of directors need not be by written ballot unless by-laws of the corporation shall so provide.

ARTICLE VIII

The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law of the State of Delaware as is now exists and as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the corporation existing at the time of that repeal or modification with respect to acts or omissions occurring prior to the time of that repeal or modification.

ARTICLE X

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

I, the undersigned incorporator, acknowledge that the foregoing is my act and deed on this March 21, 2001.

/s/ Jack Welch
Jack Welch,
Incorporator